EXHIBIT 4.3

                   AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
                        PREFERRED SHARES RIGHTS AGREEMENT


         This Agreement of Substitution and Amendment is entered into as of September 10, 2004, by and between Trimble Navigation Limited, a California corporation (the "Company") and American Stock Transfer & Trust Company, a New York banking corporation ("AST").

                                    RECITALS

A. On or about February 18, 1999, the Company entered into a Preferred Shares Rights Agreements (the "Rights Agreement") with ChaseMellon Shareholder Services, L.L.C. (the "Predecessor Agent") as rights agent.

B. The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement, effective October 1, 2004 (the "Effective Date").

C. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.


                                    AGREEMENT

         NOW  THEREFORE,   in  consideration  of  the  foregoing  and  of  other
consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $ 10 million, rather than $50 million.

2.            The  Company  hereby  appoints  AST as rights  agent  pursuant  to
              Section 21 of the Rights Agreement, from and after the Effective Date, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.            AST hereby  accepts the  appointment  as rights agent  pursuant to
              Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4. From and after the Effective Date, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

5. Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows ( until another address is filed):


If to the Company:         Trimble Navigation Limited
                           749 N. Mary Avenue
                           Sunnyvale, California 94085
                           Attention: Vice President & General Counsel


If to AST:                 American Stock Transfer & Trust Company
                           59 Maiden Lane
                           New York, NY 10038
                           Attention: Corporate Trust Department

6. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

7. This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.


              IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.

                                      TRIMBLE NAVIGATION LIMITED


                                      By: /s/ Irwin Kwatek
                                          ----------------
                                      Name: Irwin Kwatek, Vice President



                                      AMERICAN STOCK TRANSFER  & TRUST COMPANY


                                      By: /s/ Herb Lemmer
                                          ---------------
                                      Name: